EXHIBIT 15
October 31, 2013
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated October 31, 2013 on our review of interim financial information of Sonoco Products Company for the three and nine month periods ended September 29, 2013 and September 30, 2012 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 29, 2013 is incorporated by reference in its Registration Statements on Forms S-8 (File No. 33-45594; File No. 33-60039; File No. 333-12657; File No. 333-100798; File No. 333-100799; File No. 333-152531; and File No. 333-184692) and Form S-3 (File No. 333-182988).
Very truly yours,
/s/ PricewaterhouseCoopers LLP